UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: August 10, 2007

Rosetta Resources Inc.
(Exact name of registrant as specified in its charter)

DE	000-51801	43-2083519
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

717 Texas, Suite 2800		77002
(Address of principal executive offices)		(Zip Code)

713-335-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanation: This 8-K/A is filed to correct the 8-K filed on August 9, 2007, to clarify the consequences on the Partial Transfer and Release Agreement and the Marketing and Related Services Agreement if bankruptcy court approval is not obtained or, in the alternative, if bankruptcy court approval is obtained but Calpine Corporation rejects the PSA dated July 7, 2005 in the bankruptcy proceeding.  All changes in this 8-K/A are contained in the third paragraph under Item 1.01 below.

Item 1.01. Entry Into A Material Definitive Agreement.

On August 3, 2007, Rosetta Resources Inc., along with its subsidiaries Rosetta Resources Operating LP (“RROLP”, formerly known as Calpine Natural Gas L.P. and successor by merger to Rosetta Resources California, LLC, Rosetta Resources Rockies, LLC, Rosetta Resources Texas GP, LLC, Rosetta Resources Texas LP, LLC and Rosetta Resources Texas LP), and Rosetta Resources Offshore, LLC (“RROLLC”; collectively, the "Company"), entered into a Partial Transfer and Release Agreement with Calpine Gas Holdings, LLC, CPN Pipeline Company, Calpine Corporation, Calpine Producer Services, L.P., and Calpine Fuels Corporation (collectively, “Calpine”) to resolve disputes involving certain properties that were part of Calpine’s domestic oil and natural gas business sold to the Company on July 7, 2005 pursuant to that certain Purchase and Sale Agreement by and among Calpine Gas Holdings LLC, Calpine Fuels Corporation, Calpine Corporation, and Rosetta Resources Inc., and certain subsidiaries (the “PSA”; a copy of which is included as Exhibit 10.1 to the registrant’s registration statement on Form S-1 (No. 333-128888) filed with the Commission on October 7, 2005).

Additionally, on August 3, 2007, the registrant’s subsidiaries RROLP and RROLLC entered into a Marketing and Related Services Agreement to be effective as of July 1, 2007 with Calpine Producer Services, L.P. to provide marketing services for the registrant and its subsidiaries through June 30, 2009 with respect to substantially all of the registrant’s production of oil and natural gas.  The purpose of this agreement is to continue and extend that certain Services Agreement dated July 7, 2005 by and among the same or predecessor entities as described above (a copy of which is included as Exhibit 10.5 to the registrant’s registration statement on Form S-1 (No. 333-128888) filed with the Commission on October 7, 2005).

Both the Partial Transfer and Release Agreement and the Marketing and Related Services Agreement are expressly conditioned on receiving bankruptcy court approval from the United States Bankruptcy Court for the Southern District of New York.  The parties have delivered executed copies of the agreements, which are being held in escrow pending the bankruptcy court approval.  If not approved in the bankruptcy proceeding, these agreements will be void and of no force or effect.  Moreover, if approved in the bankruptcy proceeding but if Calpine Corporation later rejects the PSA, the Marketing and Related Services Agreement may be terminated at RROLP’s and RROLLC’s option and of no further force or effect, but the Partial Transfer and Release Agreement will continue in force and effect..

The primary purpose of this Partial Transfer and Release Agreement is to provide for the following:

  Rosetta will extend its existing natural gas marketing agreement with Calpine until June 30, 2009, as described above. This marketing agreement is subject to earlier termination right by Rosetta upon the occurrence of certain events.
  Calpine will deliver to Rosetta documents that resolve title issues pertaining to certain previously purchased oil and gas properties located in the Gulf of Mexico, California and Wyoming (Properties).

  Rosetta will assume all of Calpine's rights and obligations for an audit by the California State Lands Commission on part of the Properties.

  Rosetta will assume all rights and obligations for the Properties, including all plugging and abandonment liabilities.

As disclosed previously, the registrant was a transitory subsidiary of Calpine created in 2005 to complete the acquisition of all of Calpine’s domestic oil and natural gas business pursuant to the PSA.  This acquisition closed on July 7, 2005 for an aggregate purchase price, before deductions for costs and other adjustments, equal to approximately $1.05 billion, which proceeds include money raised by the registrant in a significant private placement and debt proceeds.  After the acquisition was completed, the registrant no longer was an affiliate of Calpine, and Calpine ceased to own any equity in the registrant.

As disclosed previously, Calpine Corporation and certain of its subsidiaries filed for protection under the federal bankruptcy laws in the Bankruptcy Court on December 20, 2005.  Additionally, on June 29, 2007, Calpine Corporation filed a lawsuit against Rosetta Resources Inc. in the United States Bankruptcy Court for the Southern District of New York.  The complaint alleges that the purchase by the registrant of the domestic oil and natural gas assets formally owned by Calpine in July 2005 for $1.05 billion, prior to Calpine’s declaring bankruptcy, was for less than reasonably equivalent value.  Calpine is seeking (i) monetary damages for the alleged missing value of these assets which it estimates to be approximately $400 million dollars, plus interest, or (ii) in the alternative, return of the assets from the Company.  Also, as disclosed previously, Rosetta Resources Inc. intends to deny and vigorously defend against all claims made by Calpine.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 10, 2007	ROSETTA RESOURCES INC.

	By:	/s/ Michael J. Rosinski
Michael J. Rosinski
Executive Vice President and Chief Financial Officer